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                                                                EXHIBIT 99(a)(7)
THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER
 TO SELL SHARES (AS DEFINED BELOW). THE OFFER (AS DEFINED BELOW) IS MADE SOLELY
    BY THE OFFER TO PURCHASE DATED APRIL 10, 1998 AND THE RELATED LETTER OF TRANSMITTAL AND IS BEING MADE TO ALL HOLDERS OF SHARES. THE OFFER IS NOT BEING
MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF SHARES IN
 ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN THOSE JURISDICTIONS
 WHERE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF PURCHASER
(AS DEFINED BELOW) BY SALOMON SMITH BARNEY OR ONE OR MORE REGISTERED BROKERS OR
             DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTIONS.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                        MONEYGRAM PAYMENT SYSTEMS, INC.
                                       AT
                              $17.00 NET PER SHARE
                                       BY

                      PINE VALLEY ACQUISITION CORPORATION
                           A WHOLLY OWNED SUBSIDIARY
                                       OF

                                   VIAD CORP

     PINE VALLEY ACQUISITION CORPORATION, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of VIAD CORP, a Delaware corporation (the "Parent"), is offering to purchase all outstanding shares of common stock, par value $.01 per share (the "Common Stock" or the "Shares"), of MONEYGRAM PAYMENT SYSTEMS, INC., a Delaware corporation (the "Company"), at $17.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 10, 1998 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME, ON FRIDAY, MAY 8, 1998, UNLESS THE OFFER IS EXTENDED.

     The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares which, together with any Shares beneficially owned by Parent or Purchaser, represents at least a majority of the Shares outstanding on a fully diluted basis. The Offer is subject to other terms and conditions, including the expiration or termination of the applicable waiting period under the HSR Act and the receipt of regulatory approvals, set forth in the Offer to Purchase. If any such condition is not satisfied, Purchaser shall not be required to accept for payment or pay for, and may delay the acceptance for payment of, or (whether or not the Shares have theretofore been accepted for payment) the payment for, any Shares tendered, and may terminate or extend the Offer and not accept for payment any Shares in accordance with the terms of the Merger Agreement (as defined below). Purchaser may waive any or all of the conditions to the Offer in whole or in part at any time, to the extent permitted by applicable law and the provisions of the Merger Agreement.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 4, 1998 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, following the consummation of the Offer and the satisfaction or waiver of the other
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conditions set forth in the Merger Agreement, Purchaser will be merged with and into the Company and become a wholly owned subsidiary of Parent (the "Merger"). At the effective time of the Merger, each outstanding Share (other than Shares held in the treasury of the Company, owned by Parent, Purchaser or any wholly owned subsidiary of Parent or held by stockholders who perfect their dissenters' rights under Delaware law) will be converted into the right to receive the per Share price paid in the Offer, without interest.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER.

     The term "Expiration Date" means 12:00 noon, New York City time, on Friday, May 8, 1998, unless and until the Purchaser, without the consent of the Company shall have extended the period during which the offer is open in accordance with the terms of the Merger Agreement, in which event, the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     Purchaser reserves the right, in its sole discretion, at any time or from time to time, subject to the terms of the Merger Agreement and to applicable securities laws, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to Norwest Bank Minnesota, N.A. (the "Depositary"). Any such extension will be followed as promptly as practicable by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled date on which the Offer was to expire. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer.

     If, on the initial scheduled expiration date of the Offer, (A) the sole condition remaining unsatisfied is either (x) the failure of the waiting period under the HSR Act to have expired or been terminated, or (y) the failure to obtain a Pre-Offer Approval relating to certain state regulatory approvals (as defined in the Merger Agreement), the Purchaser shall extend the Offer from time to time until five business days after the later of expiration or termination of the waiting period under the HSR Act or the receipt of all Pre-Offer Approvals, or (B) the sole condition remaining unsatisfied due the Company's failure to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement, Purchaser shall, so long as the breach can be cured and the Company is vigorously attempting to cure such breach, extend the Offer from time to time until five business days after such breach is cured (provided that the Purchaser shall not be required to extend the Offer under (A) or (B) above beyond 45 calendar days after such initial scheduled expiration date).

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment tendered Shares if, as and when Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with its Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)) and any other documents required by the Letter of Transmittal.

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. After that, such tenders are irrevocable, except that they may be withdrawn at any time after Monday, June 8, 1998, if they have not previously been accepted for payment as provided in the Offer to Purchase. To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, contain a statement that

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such stockholder is withdrawing all or a portion of its tender, and the name of the registered holder, if different from that of the person who tendered such Shares.

     If stock certificates evidencing Shares to be withdrawn have been delivered to the Depositary or otherwise identified to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (as defined in the Offer to Purchase) must be submitted prior to the release of such Shares (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)). In addition, such notice must specify the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals of tenders may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.

     The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares.

     The Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

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     Requests for copies of the Offer to Purchase, the Letter of Transmittal and
other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Information Agent and the Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                         MacKenzie Partners, Inc. Logo

                                156 Fifth Avenue
                            New York, New York 10010
                          Call Collect: (212) 929-5500
                                       or
                            Toll-Free (800) 322-2885

                      The Dealer Manager for the Offer is:

                              SALOMON SMITH BARNEY
                             333 South Hope Street
                         Los Angeles, California 90071
                         (213) 253-1842 (Call Collect)